Filed pursuant to Rule 424(b)(3)
Under the Securities Act of 1933, as amended
Registration No. 333-176411

PROSPECTUS

Respect Your Universe, Inc.

13,101,218 SHARES OF COMMON STOCK
___________________

This is a public offering of up to 13,101,218 shares of the common stock, par value $0.001 per share, of Respect Your Universe, Inc., (“we,” “us,” or “our company”), by selling stockholders listed beginning on page 21 of this prospectus. All of the shares being offered, when sold, will be sold by selling stockholders. The shares of common stock registered for resale under this registration statement includes:

•	up to 5,415,150 shares of our common stock sold in a private placement to the selling stockholders closed on June 30, 2011;

•
up to 5,415,150 shares of our common stock acquirable upon the exercise of common stock purchase warrants, sold in a private placement to the selling stockholders closed on June 30, 2011, at the exercise price of $1.80 per share for a period beginning on the date of issuance and ending June 19, 2013; and

•	up to 2,270,918 shares of our common stock sold in a private placement to the selling stockholders closed on August 5, 2011.

We will not receive any proceeds from the sale of the shares by the selling stockholders, however, if the warrants are exercised we will receive the exercise price of the warrants, if exercised at all. We will pay the expenses of registering the shares sold by the selling stockholders. See “Selling Stockholders” beginning on page 21 for a list of the selling stockholders.

These shares of common stock were registered to permit the selling stockholders to sell the shares from time to time, in amounts and at prices and on terms determined at the time of the offering. The selling stockholders may sell the shares of our common stock covered by this prospectus in a number of different ways and at prevailing market prices or privately negotiated transactions. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 26 of this prospectus.

The date of this prospectus is November 14, 2011

You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

Our common stock is quoted on the OTCQB under the symbol “RYUN”. On October 21, 2011 the last reported sale price for our common stock on the OTCQB was $1.02 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 14, 2011

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

SUMMARY INFORMATION

The Offering	This is an offering of up to 13,101,218 shares of our common stock by certain selling stockholders.

Shares Offered By the Selling Stockholders	13,101,218 shares of common stock, $0.001 par value per share. (1)

Offering Price	Determined at the time of sale by the selling stockholders

Common Stock Outstanding as of October 19, 2011	39,782,735 (2)

Use of Proceeds
We will not receive any of the proceeds of the shares offered by the selling stockholders. We may receive proceeds from the exercise of the warrants upon exercise, if they are exercised. The shares that will be resold under this prospectus were sold by us, or were issued upon the exercise of warrants granted by us. The funds that we raised through the sale of those shares were used for general working capital.

Dividend Policy	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends.

Trading Symbol	OTCQB: RYUN

(1)
In connection with the private placements, we agreed to file a registration statement with the Securities and Exchange Commission after closing of the private placements and use best efforts to cause it to become effective and remain effective until all securities covered by the registration statement either have been sold, under the registration statement or pursuant to Rule 144 under the Securities Act of 1933, as amended, or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144, and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 or the Company is in compliance with the current public information requirement under Rule 144.

(2)
Outstanding common stock excludes 3,142,170 shares of common stock acquirable upon exercise of options at exercise prices ranging from $0.69 to $2.26 per share and 5,415,150 shares of common stock acquirable upon exercise of common stock purchase warrants at an exercise price of $1.80, as of October 19, 2011.

Summary of our Business

Since mixed martial arts (“MMA”) made its introduction into the U.S. during the early 1990s, the high-intensity art and fighting form has received wide recognition and support from MMA enthusiasts. MMA’s popularity is reaching millions of home audiences through the Ultimate Fighting Championships (“UFC”) and news outlets like CNN, Fox Sports, and pay-per-view programming, and it is quickly becoming one of the most popular sports in history.

Respect Your Universe, Inc. (also referred to “RYU” or “the Company”) is a Las Vegas based start-up company incorporated on November 21, 2008 under the laws of the state of Nevada. Our business plan is to capitalize on the increasing popularity of MMA and similar fighting styles and design, market and sell premium sportswear and competition apparel directed toward the worldwide MMA fan base.

Our product line will consist of apparel that is designed for MMA training and competition, as well as a broader and more mainstream post-competition sportswear category.

•	Training apparel will include compression tops and compression shorts, training shorts, training hoodies, t-shirts and duffel bags
•	Competition wear will include MMA competition shorts.
•	Sportswear will include t-shirts, hoodies, beanies, and shorts.

While still in the development phase, we currently have ready for sale a limited line of MMA sportswear and have designed, developed and tested prototypes for our entire line of products for our planned full product launch commencing with our Spring 2012 product line.

Our plan is to initially sell our products through our website www.ryuapparel.com, third party retail websites, and third party retail stores. Our goal is to ultimately sell our products through RYU retail stores as well. Our marketing and branding plan will continue to focus on sponsoring MMA professional athletes and tournaments, as well as lifestyle events that attract the MMA fans.

To date, as we have not yet commercially launched and begun selling our full product line, but anticipate a full product launch in Spring 2012, therefore, our revenues have been minimal and resulted only from the sales of products in our test launch. We have relied on investor capital to fund our operations, specifically the design and testing of our products and fabrics, the development of our prototypes, the creation of products for our prior test and current limited launch, and the marketing of our brand in general.  We believe we sufficient financing to fund our business plan for the next twelve (12) months and to purchase products for our Spring 2012 product launch.

Depending on the success of sales of our Spring 2012 product launch, we may need to raise additional investor financing for future seasons.  We currently have no commitments from investors for such financing.

The Offering

We are registering for resale shares of our common stock held by the selling stockholders listed in this prospectus. The selling stockholders acquired the securities in the following transaction.

On June 30, 2011, we completed a private placement of 5,415,150 shares of common stock at a price of $0.60 per share and common stock purchase warrants to acquire 5,415,150 shares of common stock, for gross proceeds of $3,249,090. Each common stock purchase warrant entitles the holder to acquire one common share of the Company at the exercise price of $1.80 per share for a period beginning on the date of issuance and ending June 19, 2013.

On August 5, 2011, we completed a private placement of 2,270,918 shares of common stock at a price of $1.00 per share for gross proceeds of $2,270,918.

Under the terms of the subscription agreements entered into as part of the offerings, we agreed to file a registration statement with the Securities and Exchange Commission following closing and use best efforts to cause it to become effective and to remain effective until all securities covered by the registration statement either have been sold, under the registration statement or pursuant to Rule 144 under the Securities Act of 1933, as amended, or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144, and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 or the Company is in compliance with the current public information requirement under Rule 144.

The registration statement, of which this prospectus is a part, registers 13,101,218 of our shares of common stock of which 7,686,068 are currently outstanding and 5,415,150 shares of common stock acquirable upon the exercise of the warrants issued in connection with the private placement ended June 30, 2011 for a period beginning on the date of issuance and ending June 19, 2013.

The net proceeds of the private placements will be used for general working capital purposes.

RISK FACTORS

An investment in our common stock is risky.  Prior to making a decision about investing in our common stock, you should carefully consider the specific risks discussed below and in the sections entitled “Risk Factors” contained in our filings with the SEC that are incorporated by reference in this prospectus. These risks and uncertainties are not the only ones facing us.  Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business.  If any of the risks or uncertainties described in our SEC filings or any additional risks or uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected.  In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Related To Our Business

If we do not obtain additional financing our business may fail

As of October 25, 2011, we had cash in the approximate amount of $4,000,000. We currently have begun operations in design, testing and prototype development of our full product line for Spring 2012, and have commenced sales of a limited launch of sportswear, however we are currently generating no income from operations and will not in a material manner until we launch our full product line commercially in Spring 2012. Depending on the revenue we earn from our Spring 2012 product sales, we may require additional financing to sustain our business operations if we are not successful in earning significant revenues once our business plan is enacted. We currently do not have any arrangements for such financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including our ability to initially attract investments prior to revenue generation, and thereafter our ability to grow our brand and penetrate the MMA sports apparel market.

Because we have only recently commenced business operations, we face a high risk of business failure.

We have just begun the initial stages of our business plan and our products are not commercially available yet.  As a result, we have no way to evaluate the likelihood that we will be able to operate the business successfully.  We were incorporated on November 21, 2008, and to date have been involved primarily in organizational activities, and design, prototype development, testing, and marketing of our products. We have earned minimal revenues as of the date of this prospectus through a test launch of our products in 2009 and there is no history upon which to base any assumption as to the likelihood that we will prove successful, and therefore we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations, and thus we face a high risk of business failure.

Because of the unique difficulties and uncertainties inherent in the sports apparel business, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new sports apparel companies and the high rate of failure of such enterprises.  The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the design, manufacture and sale of the products that we plan to offer, as well as the highly competitive landscape of the sports apparel industry. These potential problems include, but are not limited to, unanticipated problems relating to manufacturing and sales, lack of branding and marketing traction with consumers, and additional costs and expenses that may exceed current estimates.

Because we have incurred significant losses since our inception, and expect to have continuing losses for some time, we must develop profits before we exhaust our available resources or our business will fail.

Our net loss from inception to June 30, 2011 is $3,297,544. The loss was a result of costs incurred for the design and development of our product line and related fabrics, incorporation, general and administrative expenses, and audit and accounting services. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

*	our ability to design and develop our clothing line to our expectations
*	our ability to market and sell our product to the levels anticipated
*	our ability to generate profits from the sale of those products
*	our ability to create a successful brand

Prior to the stage of commercial sales of our products, we anticipate that we will incur increased operating expenses while realizing minimal revenues.  We expect to incur continuing and significant losses into the foreseeable future.  As a result of continuing losses, we may exhaust all of our resources and be unable to complete the successful development of our business.  Our accumulated deficit will continue to increase as we continue to incur losses.  We may not be able to earn profits or continue operations if we are unable to generate significant revenues from the sale of our products.  There is no history upon which to base any assumption as to the likelihood that we will be successful, and we may not be able to generate any operating revenues or ever achieve profitable operations.  If we are unsuccessful in addressing these risks, our business may fail.

Because some of our management provide their services on a part-time or consulting basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

The Company currently has four full time employees, including its CFO, Controller and Head of Sales, two part-time employees, it’s Corporate Secretary and President, and two consultants, its CEO and COO, serving as its management team officers, as well as other consultants filling day-to-day tasks. None of the part-time employees or consultants other current occupations present a conflict of interest to the Company.  If the demands of our business require the full business time of our management team, it is possible that they may not be able to devote sufficient time to the management of our business, as and when needed.  If our management is unable to devote a sufficient amount of time to manage our operations, our business may fail.

Our executive officers are critical to our success, and the loss of these officers and key personnel could harm our business.

Our performance is substantially dependent on the continued services and performance of our executive officers and other key personnel. While we have employment and/or consulting agreements with four of our executive officers, each of these may, however, be terminated at will by either party. No key man life insurance has been purchased on any of our executive officers. Our performance also depends on our ability to retain and motivate our officers. The loss of the services of any of our officers could have a material adverse effect on our business, prospects, financial condition and results of operations. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel. The failure to attract and retain our officers or the necessary technical, managerial and marketing personnel could have a material adverse effect on our business, prospects, financial condition and results of operations.

We rely on our key consultant Exit 21, an entity controlled by our Chief Executive Officer and Chief Operations Officer, to supply us with our product design, development, merchandising, sourcing and production services, as well as our CEO and COO management services, and the loss of Exit 21 could harm our business.

Our performance is substantially dependent on the continued services and performance of our key consultant Exit 21, a related party to the Company. Our current agreement with Exit 21 expires on December 31, 2011. The loss of Exit 21, whether by termination or expiration of the agreement, could have a material adverse affect on our business, and would force us to find new entities or individuals to provide such services to us.

If we are unable to successfully compete within the sports apparel business, we will not be able to achieve profitable operations.

We compete against numerous competitors and others in the business, many of which are larger and have greater financial resources and better access to capital markets than us. We also compete with other owners and operators for buyers of the products we manufacture. There can be no assurance that any competitors will not develop and offer products similar or even superior to, the products that we offer. Such competitiveness is likely to bring both strong price and quality competition to the sale of our products. This will mean, among others things, increased costs in the form of marketing and customer services, along with a reduction in pricing in sales. Generally, this will have a significant negative effect on our business.

There can be no assurance that we will have the financial resources, technical expertise or marketing and support capabilities to compete successfully.

Because of factors beyond our control that could affect the marketability of the products produced, including a lack of market for our products, we may have difficulty selling our products.

Even if we design and produce the products intended, a ready market may not exist for the sale of the products. Numerous factors beyond our control may affect the marketability of any products manufactured.  These factors include market fluctuations, the proximity and capacity of sports apparel markets and government regulations.  These factors could inhibit our ability to sell products that we have in inventory.

The effects of the recent global economic crisis may impact our business, operating results, or financial condition.

The recent global economic crisis has caused disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy, and has impacted levels of consumer spending. These macroeconomic developments could negatively affect our business, operating results, or financial condition. If consumer spending continues to decrease, this may result in fewer purchases of our apparel.

We expect that our anticipated future growth may strain our management, administrative, operational and financial infrastructure, which could adversely affect our business.

We anticipate that significant expansion of our present operations will be required to capitalize on potential growth in market opportunities. This expansion has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. In order to manage our growth, we will be required to continue to implement and improve our operational and financial systems, to expand existing operations, to attract and retain superior management, and to train, manage and expand our employee base. We cannot assure you that we will be able to effectively manage the expansion of our operations, that our systems, procedures or controls will be adequate to support our operations or that our management will be able to successfully implement our business plan. If we are unable to manage growth effectively, our business, financial condition and results of operations could be materially adversely affected.

If we are not successful with developing our third-party sales and distribution channels, our future financial performance may be negatively affected.

Our future revenue growth is, in part, dependent upon the development of third-party sales and distribution channels to sell our apparel products. If we are unsuccessful in developing these third-party sales and distribution channels or if we are not able to secure these third-party sales and distribution channels on acceptable terms, our financial performance may be negatively affected. Additionally, if we or our established third-party sales and distribution channels are not able to sell our products at sufficient prices or in sufficient volumes, our financial performance may be negatively impacted. We cannot assure you that we will be successful in developing these third-party sales and distribution channels or that any third-party sales and distribution channels that are established will be successful in their efforts to sell our products.

MMA has experienced rapid growth over a short period and we do not know whether this sport and related market will continue to develop or whether it can be maintained.

MMA is a relatively new sport and has grown rapidly over a short period. However, this is a new sport and market which has operated at a substantial scale for only a limited period of time. Given the limited history, it is difficult to predict whether this sport and related market will continue to grow or whether it can be maintained. We expect that the MMA related market will evolve in ways which may be difficult to predict. If MMA fails to continue its growth, our business could be harmed and our results of operations subject to a material negative impact.

The cost of raw materials could increase our cost of goods sold and cause our results of operations and financial condition to suffer.

The fabrics used by our suppliers and manufacturers include synthetic fabrics whose raw materials include petroleum-based products. Our products also include natural fibers, including cotton and bamboo. Our costs for raw materials are affected by, among other things, weather, consumer demand, speculation on the commodities market, the relative valuations and fluctuations of the currencies of producer versus consumer countries and other factors that are generally unpredictable and beyond our control. For example, during 2010, cotton prices hit their highest levels in 140 years. Increases in the cost of cotton can result in higher costs in the price we pay for our cotton yarn and cotton-based textiles. We are not always successful in our efforts to protect our business from the volatility of the market price of cotton and other raw materials, and our business can be adversely affected by dramatic movements in prices of raw materials. The ultimate effect of this change on our earnings cannot be quantified, as the effect of movements in raw materials prices on industry selling prices are uncertain, but any dramatic increase in these prices could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Increasing labor costs and other factors associated with the production of our products in Asia could increase the costs to produce our products.

Given that our manufacturing is conducted by third-party manufacturers located in Asia, increases in the costs of labor and other costs of doing business in Asia could significantly increase our costs to produce our products and could have a negative impact on our operations, revenues and earnings. Factors that could negatively affect our business include a potential significant revaluation of the Chinese Yuan, which may result in an increase in the cost of producing products in China, labor shortage and increases in labor costs in Asia, and difficulties in moving products manufactured in Asia out of Asia and through the ports on the western coast of North America, whether due to port congestion, labor disputes, product regulations and/or inspections or other factors, and natural disasters or health pandemics impacting Asia. Also, the imposition of trade sanctions or other regulations against products imported by us from, or the loss of “normal trade relations” status with, Asia countries, could significantly increase our cost of products imported into North America and harm our business.

If we fail to establish and maintain the value and reputation of our brand, our sales are likely to suffer.

Our success depends on the value and reputation of the RYU brand. The RYU name is integral to our business as well as to the implementation of our strategies for expanding our business. Maintaining, promoting and positioning our brand will depend largely on the success of our marketing, sponsorship and merchandising efforts and our ability to provide a consistent, high quality customer experience. We rely on social media, as one of our marketing strategies, to have a positive impact on both our brand value and reputation. Our brand could be adversely affected if we fail to achieve these objectives or if our public image or reputation were to be tarnished by negative publicity. Any of these events could result in decreases in sales.

Risks Related to Legal Uncertainty

Because new legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act ) was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the Securities and Exchange Commission (“SEC”), under the Securities Exchange Act of 1934 (“Exchange Act”).  Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act and it is costly to remain in compliance with the federal securities regulations.  Additionally, we may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.  Significant costs incurred as a result of becoming a public company could divert the use of finances from our operations resulting in our inability to achieve profitability.

We do not have long-term contracts with our suppliers and accordingly could face significant disruptions in supply from our current sources.

We have not, and do not plan to, enter into long-term formal written agreements with our suppliers, and typically transact business with our suppliers on an order-by-order basis. There can be no assurance that there will not be a significant disruption in the supply of fabrics or raw materials from current sources or, in the event of a disruption, that we would be able to locate alternative suppliers of materials of comparable quality at an acceptable price, or at all. Identifying a suitable supplier is an involved process that requires us to become satisfied with their quality control, responsiveness and service, financial stability and labor and other ethical practices. Any delays, interruption or increased costs in the supply of fabric or manufacture of our products arising from a lack of long-term contracts could have an adverse effect on our ability to meet customer demand for our products and result in lower net revenue and income from operations both in the short and long-term. Similarly, there can no assurance that the suppliers of our fabrics will not sell the same fabric to our competitors.

Our trademarks and other proprietary rights could potentially conflict with the rights of others and we may be prevented from selling some of our products.

Our success depends in large part on our brand image. We believe that our trademarks and other proprietary rights have significant value and are important to identifying and differentiating our products from those of our competitors and creating and sustaining demand for our products. We have obtained and applied for some United States trademark registrations, and will continue to evaluate the registration of additional trademarks as appropriate. We cannot assure you that obstacles will not arise as we expand our product line and the geographic scope of our sales and marketing. Third parties may assert intellectual property claims against us, particularly as we expand our business and the number of products we offer. Our defense of any claim, regardless of its merit, could be expensive and time consuming and could divert management resources. Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. In addition, resolution of claims may require us to redesign our products, license rights from third parties or cease using those rights altogether. Any of these events could harm our business and cause our results of operations, liquidity and financial condition to suffer.

Risks Related To This Offering

Because there is a limited market in our common stock, stockholders may have difficult in selling our common stock and our common stock may be subject to significant price swings.

There can be no assurance that an active market for our common stock will develop. If an active public market for our common stock does not develop, shareholders may not be able to re-sell the shares of our common stock that they own and affect the value of their shares.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 7,686,068 shares of our common stock through this prospectus and an additional 5,415,150 shares of our common stock issuable upon exercise of warrants. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.  The 7,686,068 outstanding shares of common stock covered by this prospectus represent 19.3% of the common shares outstanding as of the date of this prospectus. If all warrants are exercise and the additional 5,415,150 shares are issued, the resulting 13,101,218 shares of common stock outstanding would represent 29.0% of the then resulting common shares outstanding.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on NASDAQ). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Our shares are quoted on the OTCQB, and to remain listed there, we are required to remain current in our filings with the SEC.

Our shares are quoted on the OTCQB, and to remain listed there, we will be required to remain current in our filings with the SEC.  In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 or 60 day grace period if we do not make our required filing during that time.  If our shares are delisted from the OTCQB, investors in our common stock may find it difficult to sell their shares.

The exercise of outstanding options and warrants may have a dilutive effect on the price of our common stock.

To the extent that outstanding stock options and warrants are exercised, dilution to our stockholders will occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of the outstanding options and warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise terms provided by the outstanding options and warrants.

We do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the our Board of Directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements, including, but not limited to, our statements on strategy, operating forecasts, and our working capital requirements and availability. In addition, from time to time, our company or our representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by our company with the Securities and Exchange Commission, press releases or oral statements made by or with the approval of an authorized executive officer of our company. Forward-looking statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may”, “expect”, “anticipate”, “estimate”, or “continue” or the negative thereof or other variations thereon or comparable terminology. Such risks and other factors include, among others, the actual results of sales and designs of our apparel, the MMA industry and market, the apparel industry and market, the availability of capital to fund our business plan and the resulting dilution caused by the raising of capital through the sale of shares, product manufacturing and sourcing, and labor. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including, but not limited to, the factors and conditions described in the discussions of “Risk Factors” in this registration statement and in other documents our company files from time to time with the Securities and Exchange Commission. The reader is cautioned that our Company does not have a policy of updating or revising forward-looking statements and thus the reader should not assume that silence by management of our company over time means that actual events are bearing out as estimated in such forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will receive all of the net proceeds from the sales of common stock offered by them under this prospectus. If, and when, the warrants are exercised by the selling stockholders, the proceeds from the exercise of the warrants will be used by us for general working capital purposes.

SELLING STOCKHOLDERS

This prospectus covers the offering of up to 13,101,218 shares of our common stock by selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders.

The shares issued to the selling stockholders are “restricted securities” under applicable federal and state securities laws and are being registered to give the selling stockholders the opportunity to sell their shares. The registration of such shares does not necessarily mean, however, that any of these shares will be offered or sold by the selling stockholders. The selling stockholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. See “Plan of Distribution” beginning on page 26 of this prospectus. Each of the selling stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered shares to be made directly or through agents. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of their registered shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

We will receive no proceeds from the sale of the registered shares, and we have agreed to bear the expenses of registration of the shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any.

Selling Stockholders Information

The following table sets forth the number of shares of common stock beneficially owned by the selling stockholders as of October 25, 2011, the number of shares of common stock covered by this prospectus on behalf of the stockholders and the total number of shares of common stock that the stockholders will beneficially own upon completion of the offering. This table assumes that the stockholders will offer for sale all of the shares of common stock covered by this prospectus. At October 25, 2011, we had 39,782,735 shares of common stock issued and outstanding.

The common stock may be offered under this prospectus from time to time by the selling stockholders, or by any of their respective pledgees, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by the stockholders, or on our records, as of October 25, 2011, and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus.

The warrants issued in the June 2011 financing may be exercised from the date of issuance ending June 19, 2013. For purposes of this table, the “Before Offering”, “Total Number of Shares Beneficially Owned” includes the shares underlying the warrants issued in the June 2011 financing.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, fees and expenses of our counsel and our accountants.

	Total Number		Shares	Percentage
	of Shares	Number of	Owned	of Shares
	Beneficially	Shares	After	owned After
Name	Owned	Offered	Offering(2)	Offering
Lovell Capital (3)	200,000	200,000	0	0
Copper Eagle, Inc. (4)	500,000	300,000	200,000	*
Box Capital Corp. (5)	200,000	200,000	0	0
Carilette Faulkner	80,000	80,000	0	0
Richard Gostanian	166,666	166,666	0	0
Holmes Revocable Trust (6)	100,000	100,000	0	0
John David Belfontaine	66,666	66,666	0	0
Ryan Craig	33,333	33,333	0	0
Patrick Frank	33,333	33,333	0	0
Robert Yeadon	6,666	6,666	0	0
Rodrigo Alvarez	6,666	6,666	0	0
Maurice Wooden	100,000	100,000	0	0
Wayne Hillock	50,000	50,000	0	0
Jeff Hillock	70,000	70,000	0	0
Natlia Badzjo	50,000	50,000	0	0
Douglas Silva	41,666	41,666	0	0
Matthew Vander Woude	16,666	16,666	0	0
Noy Alexander	16,666	16,666	0	0
Ed Parker	20,000	20,000	0	0
Leonard DeSouza	366,666	66,666	300,000	*

Mark Trendell	40,000	40,000	0	0
Tanya & Zack Elyacoubi	50,000	50,000	0	0
Robert Morton Sr	50,000	50,000	0	0
Kelly Yeager	50,000	50,000	0	0
Padrick Breeze	50,000	50,000	0	0
Riverhead Trading, Inc. (7)	100,000	100,000	0	0
Forte Investment Group, Inc. (8)	100,000	100,000	0	0
Zvonimir Duric	200,000	200,000	0	0
Ten01 Capital (9)	175,316	175,316	0	0
David Simek	300,000	300,000	0	0
611034 B.C. Ltd. (10)	16,666	16,666	0	0
Salvatore Mele	16,666	16,666	0	0
Marcello Leone	1,300,000 (26)	1,000,000	300,000	*
Choi Yuet Chun	416,666	416,666	0	0
Langold Enterprises Limited (11)	514,500	514,500	0	0
Avarice Investments PTE Ltd. (12)	250,000	250,000	0	0
Arliss International Inc. (13)	500,000	500,000	0	0
CBH Comoaonle Bancalre Helvetique SA (14)	1,333,332	1,333,332	0	0
Lock Partners Inc. (15)	417,000	417,000	0	0
Coleco Inc. (16)	109,334	109,334	0	0
Asia Asset Management Inc. (17)	333,334	333,334	0	0
Munir Ali	796,666	796,666	0	0
1319460 Ontario Inc. (18)	500,000	500,000	0	0
Maria Leone	140,000	140,000	0	0
Alberto Leone	100,000	100,000	0	0
Kevin White	16,000	16,000	0	0
Patrizia Leone-Mitchell	100,000	100,000	0	0
Jonathan Pal Manson	16,666	16,666	0	0

Andrew Hachett	16,666	16,666	0	0
Robert Ferrill	666,666	666,666	0	0
Domenico Allessandro	416,666	416,666	0	0
Gordon Jung	33,332	33,332	0	0
Ivan Solomon	33,332	33,332	0	0
Despena Kontogeorgiu	33,332	33,332	0	0
Mohamed Jessa	40,000	40,000	0	0
Asia Precious Metals Mnmt Inc. (19)	70,000	70,000	0	0
Alexander Lorenz	330,000	330,000	0	0
John M. Pulos	166,666	166,666	0	0
Eric Pallone	10,400	10,400	0	0
Richard L. Siffert	2,080	2,080	0	0
LeAnne Bosch	3,000	3,000	0	0
Avarice Investments Pte. Ltd. (20)	130,000	130,000	0	0
Robert Morrison	15,600	15,600	0	0
Nohamed Jessa	13,000	13,000	0	0
Dane Hatton	26,000	26,000	0	0
Iyengar VijayKumar Gopalan	65,000	65,000	0	0
Gordon Jung	26,000	26,000	0	0
Ivan Solomon	13,000	13,000	0	0
Lucy Rosman	5,200	5,200	0	0
James B. Adamson	5,200	5,200	0	0
Alida Ali	130,000	130,000	0	0
Gregory Hay	26,000	26,000	0	0
3936244 Canada Inc. (21)	130,000	130,000	0	0

Andrew Muir	58,500	58,500	0	0
Bank Gutenberg AG (22)	52,000	52,000	0	0
Jose de Jesus Curiel Jessarun	19,500	19,500	0	0
Dale Wallster	650,000	650,000	0	0
Frederick Betancourt	13,000	13,000	0	0
Thomas Pernau	1,300	1,300	0	0
Laurie Madden	5,000	5,000	0	0
Suzanne Nakata	10,000	10,000	0	0
Pamela Trendell	2,600	2,600	0	0
Norman J. Craig	10,000	10,000	0	0
Mallory Cervas	1,500	1,500	0	0
Nicole Phan-Thanh	10,000	10,000	0	0
Mike Glenn	3,000	3,000	0	0
Steven Johnson	22,100	22,100	0	0
Ryan M. Craig	10,000	10,000	0	0
Rex Tosino	10,000	10,000	0	0
Christopher Migalski	2,600	2,600	0	0
Tori L. Martin	20,000	20,000	0	0
Cheryl Allison/Joseph Allison	3,250	3,250	0	0
Ludmila Krupin	5,005	5,005	0	0
Robert Yeadon	5,000	5,000	0	0
Zachary Smith	5,000	5,000	0	0
Sebastien L. Dang	10,000	10,000	0	0
Camille Charbonneu	110,058	110,058	0	0
Yannick Mugnier	13,000	13,000	0	0
Fabrice Charbonneu	40,014	40,014	0	0
Sam Tiano	7,800	7,800	0	0

Marc S. Tiano	13,000	13,000	0	0
Israel Denlow	10,400	10,400	0	0
Matthew J. Dalton	50,000	50,000	0	0
Yaakov Y. Yemini	26,000	26,000	0	0
Don Michael Petullo	13,000	13,000	0	0
Avztim LLC (23)	26,000	26,000	0	0
Michael Kantor Living Trust (24)	26,000	26,000	0	0
Dimitry Berg	2,600	2,600	0	0
Kyle Madden	10,000	10,000	0	0
Thinh Tony Tran	2,000	2,000	0	0
Dustin Fowers	13,000	13,000	0	0
Harold Halbleib	6,500	6,500	0	0
Michael Cossman	6,000	6,000	0	0
Jennifer Barnum	6,000	6,000	0	0
Michael Arfuso	6,000	6,000	0	0
Spencer Cagle	2,000	2,000	0	0
Jason Santiago	5,200	5,200	0	0
Diane Phrachanpheng	5,000	5,000	0	0
Dream Dealers USA, LLC (25)	50,011	50,011	0	0

TOTAL	13,901,218	13,101,218	800,000	2.0%

*	Represents less than one percent of the outstanding common stock.
(1)	All percentages are based on 39,782,735 shares of common stock issued and outstanding on October 19, 2011.
(2)
This table assumes that each shareholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Shareholders are not required to sell their shares. See “Plan of Distribution” beginning on page 26.

(3)	The control person for this entity is Dan MacMullin.
(4)	The control person for this entity is Mavis Sanchez.
(5)	The control person for this entity is David Sidders.
(6)	The control person for this entity is Gordon Holmes.
(7)	The control person for this entity is Yodalis Murillo.
(8)	The control person for this entity is Plutarco Cohen.
(9)	The control person for this entity is Trent Nevills.
(10)	The control person for this entity is Ralph Rabinovitch.
(11)	The control person for this entity is D. Craven.
(12)	The control person for this entity is S.M. Arshad Amin.
(13)	The control person for this entity is Antoine Ratsaphong.
(14)	The control person for this entity is D. Rousset.
(15)	The control person for this entity is Geoffrey Long.
(16)	The control person for this entity is Irfham Rajani.
(17)	The control person for this entity is Munir Ali.
(18)	The control person for this entity is unknown to the Company.
(19)	The control person for this entity is Munir Ali.
(20)	The control person for this entity is S.M. Arshad Amin.
(21)	The control person for this entity is Ken B. Crema.
(22)	The control person for this entity is M. Haas.
(23)	The control person for this entity is EC Ground Management, Inc.
(24)	The control person for this entity is Michael Kantor.
(25)	The control persons for this entity are Romain Thievenin and David Perisset.
(26)	Includes an option to purchase 300,000 shares of Company common stock

* less than 1%

Each of the selling stockholders has represented to us that it is not a broker-dealer. Further, each of the selling stockholders has represented to us that it is not affiliated with any broker-dealer in the United States. Except as otherwise provided in this prospectus, none of the selling stockholders are affiliated or have been affiliated with us, any of our predecessors or affiliates during the past three years.

Transactions with Selling Stockholders

On June 30, 2011, we completed a private placement of 5,415,150 shares of common stock at a price of $0.60 per share and common stock purchase warrants to acquire 5,415,150 shares of common stock, for gross proceeds of $3,249,090. Each common stock purchase warrant entitles the holder to acquire one common share of the Company at the exercise price of $1.80 per share for a period beginning on the date of issuance and ending June 19, 2013.

On August 5, 2011, we completed a private placement of 2,270,918 shares of common stock at a price of $1.00 per share for gross proceeds of $2,270,918.

The sale of shares and warrants was pursuant to the exemption from registration provided by Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.

In connection with the private placements, we agreed to file a registration statement with the Securities and Exchange Commission after the closing of the private placement and use best efforts to cause it to become effective and remain effective until all securities covered by the registration statement either have been sold, under the registration statement or pursuant to Rule 144 under the Securities Act of 1933, as amended, or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144, and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 or the Company is in compliance with the current public information requirement under Rule 144.

The net proceeds of the private placements will be used for general working capital purposes.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on OTCQB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2440 of the Financial Industry Regulatory Authority, Inc.; and in the case of a principal transaction a markup or markdown in compliance with IM-2440 of the Financial Industry Regulatory Authority, Inc.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute their shares of common stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, including Rule 172 thereunder. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect (assuming that the shares were at no time held by any affiliate of ours, and all warrants are exercised by “cashless exercise” as provided in each of the warrants) or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933, as amended).

DESCRIPTION OF SECURITIES TO BE REGISTERED

Capital Stock

Under our Certificate of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 500,000,000 shares of common stock, with a par value of $0.001 per share. As of October 25, 2011, there were 39,782,735 shares of our common stock issued and outstanding. Our common stock is traded on the OTCQB under the symbol “RYUN”. The holders of common stock:

•	are entitled to one vote per share on each matter submitted to a vote of stockholders;

•	have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors;

•	have no preemptive or other rights to subscribe for shares; and

•
are entitled to such distributions as may be declared from time to time by the board of directors from funds legally available therefore, and upon liquidation are entitled to share ratably in the distribution of assets remaining after payment of liabilities.

Warrant Shares

This registration statement does not register the resale of the warrants, but does register for resale up to 5,415,150 shares of common stock issuable upon exercise of the warrants from the date of issuance until June 19, 2013.

MARKET FOR COMMON EQUITY AND RELATED SECURITYHOLDER MATTERS

Market Information and Holders

As of October 25, 2011, there were 39,782,735 shares of our common stock issued and outstanding and 5,415,150 shares issuable upon exercise of outstanding share purchase warrants. On that date, there were approximately 450 holders of record of shares of our common stock.

Our common stock is listed on the OTCQB under the symbol “RYUN”.

The following table sets forth the high and low closing bid prices for our common stock for the fiscal quarters indicated as reported on the OTCQB. Trading in RYUN commenced May 10, 2011.

Quarter Ended	High	Low
December 31, 2011 (through October 21, 2011)	$1.37	$1.02
September 30, 2011	$2.48	$1.00
June 30, 2011	$2.16	$0.165

Dividends

We have never declared any cash dividends with respect to our common stock. Future payment of dividends is within the discretion of our Board of Directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. Although there are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock, we presently intend to retain future earnings, if any, for use in our business and have no present intention to pay cash dividends on our common stock.

LEGAL MATTERS

Certain legal matters in connection with the offering and the validity of the common stock offered by this prospectus was passed upon for us by Scott D. Olson, Esq.

EXPERTS

The financial statements as of December 31, 2010 and 2009 incorporated by reference into this prospectus have been so included in reliance on the report of Berman & Company, P.A., independent accountants, given on the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

Since mixed martial arts (“MMA”) made its introduction into the U.S. during the early 1990s, the high-intensity art and fighting form has received wide recognition and support from MMA enthusiasts. MMA’s popularity is reaching millions of home audiences through the Ultimate Fighting Championships (“UFC”) and news outlets like CNN, Fox Sports, and pay-per-view programming, and it is quickly becoming one of the most popular sports in history.

Respect Your Universe, Inc. (also referred to “RYU” or “the Company”) is a Las Vegas based start-up company incorporated on November 21, 2008 under the laws of the state of Nevada. Our business plan is to capitalize on the increasing popularity of MMA and similar fighting styles and design, market and sell premium sportswear and competition apparel directed toward the worldwide MMA fan base.

Our product line will consist of apparel that is designed for MMA training and competition, as well as a broader and more mainstream post-competition sportswear category.

·	Training apparel will include compression tops and compression shorts, training shorts, training hoodies, t-shirts and duffel bags
·	Competition wear will include MMA competition shorts.
·	Sportswear will include t-shirts, hoodies, beanies, and shorts.

While still in the development phase, we currently have ready for sale a limited line of MMA sportswear and have designed, developed and tested prototypes for our entire line of products for our planned full product launch commencing with our Spring 2012 product line.

Our plan is to initially sell our products through our website www.respectyouruniverse.com, third party retail websites, and third party retail stores. Our goal is to ultimately sell our products through RYU retail stores as well. Our marketing and branding plan will continue to focus on sponsoring MMA professional athletes and tournaments, as well as lifestyle events that attract the MMA fans.

To date, as we have not yet commercially launched and begun selling our full product line, but anticipate a full product launch in Spring 2012, therefore, our revenues have been minimal and resulted only from the sales of products in our test launch. We have relied on investor capital to fund our operations, specifically the design and testing of our products and fabrics, the development of our prototypes, the creation of products for our prior test and current limited launch, and the marketing of our brand in general.  We believe we sufficient financing to fund our business plan for the next twelve (12) months and to purchase products for our Spring 2012 product launch.

Depending on the success of sales of our Spring 2012 product launch, we may need to raise additional investor financing for future seasons.  We currently have no commitments from investors for such financing.

Competition

The market for athletic apparel in general is highly competitive, and competition is principally based on brand image and recognition, as well as product quality, innovation, style and price. It includes increasing competition from established companies who are expanding their production and marketing of performance products, as well as from frequent new entrants to the market. We are in direct competition with wholesalers and direct sellers of athletic apparel in general, such as RVCA, Inc., Nike, Inc., adidas AG, which includes the Adidas and Reebok brands, and Under Armour, Inc, and specifically in the MMA competition apparel market with Tapout, Hyabusa, Affliction, and Silver Star. All of these competitors are fully funded, operational businesses that have significantly greater financial and marketing resources than we do, and have longer operating in stores than us.

In contrast, we are a start-up company that has not commenced full commercial operations. We have yet to begin to compete with these entities, and won't until our full line of products become available to the consumer. However, we believe our strategy of focusing on the MMA athlete and completion as the inspiration for our product design, as opposed to focusing the product design on the wider approved consumer, will enable us to obtain a competitive position in the industry, and provide a product that is premium in quality, more authentic for MMA, and provides better performance and function.

Product Manufacturing and Fulfillment

RYU outsources the commercial manufacturing of its product line of sports apparel to third parties. The Company has no formal agreements in place for such supply, but purchase products by purchase orders from various suppliers primarily located in Asia and North America to manufacture the Company’s products on reasonable commercial terms.

RYU contracts with Co-Operations in Tualatin, OR for product fulfillment and warehousing services.

Patents and Trademarks

December 10, 2008, a U.S. federal trademark registration was filed for RYU. This trademark is owned by Respect Your Universe, 6533 Octave Avenue, Las Vegas, The USPTO has given the RYU trademark serial number of 77630773. The description provided to the USPTO for RYU is Clothing, namely, athletic bras, athletic footwear, athletic underwear, athletic uniforms, baby and toddler suits, bathing suits, beachwear, belts, blouses, bodysuits, boots, bottoms, boxer shorts, caps, coats, compression shorts for athletic use, dresses, footwear, gloves, hats, headbands, hosiery, jackets, jeans, jerseys, jumpers, jumpsuits, leggings, night-shirts, overalls, pajamas, pants, play suits, robes, sandals, scarves, shirts, shoes, shorts, skirts, sleepwear, slippers, sneakers, socks.

December 10, 2008, a U.S. federal trademark registration was filed for RESPECT YOUR UNIVERSE. This trademark is owned by Respect Your Universe, Inc., 6533 Octave Avenue, Las Vegas, 89139. The USPTO has given the RESPECT YOUR UNIVERSE trademark serial number of 77630779. The description provided to the USPTO for RESPECT YOUR UNIVERSE is Clothing, namely, athletic bras, athletic footwear, athletic underwear, athletic uniforms, baby and toddler suits, bathing suits, beachwear, belts, blouses, bodysuits, boots, bottoms, boxer shorts, caps, coats, compression shorts for athletic use, dresses, footwear, gloves, hats, headbands, hosiery, jackets, jeans, jerseys, jumpers, jumpsuits, leggings, night-shirts, overalls, pajamas, pants, play suits, robes, sandals, scarves, shirts, shoes, shorts, skirts, sleepwear, slippers, sneakers, socks.

Product Development And Research Costs

From our inception on November 21, 2008, to June 30, 2011, the Company spent approximately $1,164,000 on the design and development, testing, prototype creation, and fabric creation of its line of product line of sports apparel.

Employees

The Company currently has four full time employees, including its CFO, Controller and Head of Sales, two part-time employees, it’s Corporate Secretary and President, and two consultants, its CEO and COO, serving as its management team officers, as well as other consultants filling day-to-day tasks.

Property

Effective August 1, 2011, the Company entered into a one year lease for 2,000 square feet of administration and product design space in Portland, Oregon for $1,600 per month.

Effective September 2011, the Company entered into a month-to-month lease for an administrative office in Las Vegas, NV for $300 per month.

Legal Proceedings

None.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

The following discussion of the financial condition and results of operations should be read in conjunction with the financial statements included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.

Three months and six months ended June 30, 2011 and 2010 and for the period from November 21, 2008 (inception) to June 30, 2011:

Revenue

The Company did not generate any revenue during the three and six months ended June 30, 2011 and 2010 and only minimal revenues during the period from November 21, 2008 (inception) to June 30, 2011.  In 2009, as a test run solely for the limited purpose of gaining feedback on our brand design, we produced 400 pieces of initial designs of T-shirts and sold them through a third party retail website.

During this development stage, the Company has been primarily focused on corporate organization, the initial public offering and the research and development of our products.  We do not anticipate earning significant revenues until such time we launch our commercial product lines in 2012.

Expenses

During the three months ended June 30, 2011, total operating expenses for the Company were $1,561,512 compared to $316,756 for the three months ended June 30, 2010.  The Company incurred $213,955 in marketing and advertising to create brand media and distribute marketing communications during the three months ended June 30, 2011.  The Company had no marketing expenses for the comparable period in 2010.  Research and development expenses of $24,000 were incurred during the three months ended June 30, 2011 compared to $283,287 during the three months ended June 30, 2010.  General and administrative expenses for the three months ended June 30, 2011 were $1,323,557 compared to $33,469 for the three months ended June 30, 2010.  The increase in 2011 general and administrative expenses was primarily a result of the fair value of stock based compensation issued to officers and consultants for services rendered for $1,136,708.

During the six months ended June 30, 2011 total operating expenses for the Company were $1,723,108 compared to $567,623 for the six months ended June 30, 2010.  The increase in operating expenses in 2011 versus 2010 is primarily the result of the second quarter increases discussed in the preceding paragraph.

Net Loss

As a result of the above, our net loss for the three months ended June 30, 2011 was$1,561,512 as compared to a net loss of $316,756 for the three months ended June 30, 2010.  Our net loss for the six months ended June 30, 2011 was $1,723,108 as compared to a net loss of $567,623 for the six months ended June 30, 2010.  Our accumulative net loss for the period from November 21, 2008 (inception) to June 30, 2011 was $3,297,544.

Liquidity and Financial Condition

As of June 30, 2011 we had total assets of $3,104,449, current liabilities of $440,940 and stockholder’s equity of $2,663,509 as compared to total assets of $3,308, current liabilities of $487,694 and stockholders’ deficit of $484,386 at December 31, 2010.

Our cash balance as of June 30, 2011 was $3,087,917 compared to $3,308 at December 31, 2010. The increase is primarily a result of the proceeds from the sale of common stock and Class A warrants pursuant to private placements in June 2011.  The Company believes it currently has sufficient funds to execute its business plan through the third quarter of 2012, including the planned purchase of inventory to support our revenue forecast for the Spring and Fall 2012 seasons.  We anticipate that additional capital will be required to implement our business plan beyond the third quarter of 2012 and to purchase inventory to support our revenue forecast for 2013.  In order to obtain the necessary capital, we will need to sell additional shares of common stock or borrow funds from private lenders.

Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing.  Further, if we issue additional equity or debt securities, stockholders may experience dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock.

Operating Activities

During the six months ended June 30, 2011, the Company used cash in the amount of $538,421 for operating activities. This includes a net loss of $1,723,108 offset by $233 amortization expense, stock issued for services in the amount of $119,500, stock based compensation of $1,136,708, decrease in accounts payable of $55,502 and an increase in accounts payable – related party of $16,252.

By comparison, during the six months ended June 30, 2010, the Company used cash in the amount of $330,325 for operating activities. Cash used in operating activities included a net loss of $567,623 offset by stock issued for services in the amount of $200,000 and $37,298 increase in accounts payable.

During the period from November 21, 2008 (inception) to June 30, 2011, the Company used $1,213,563 of cash in operating activities.

Investing Activities

During the six month period ended June 30, 2011, the Company incurred costs of $16,765 associated with the development of its website.  These costs were capitalized and will be amortized over the expected 3 year life of the asset.  $233 of the website development costs were amortized during the six month period ended June 30, 2011.  There were no investing activities for the six months ended June 30, 2010.   For the period from November 21, 2008 (inception) to June 30, 2011 the only investing activities were those that occurred in the six month period ended June 30, 2011 as discussed above.

Financing Activities

During the six months ended June 30, 2011, the Company received related party advances in the amount of $25,000 and proceeds from the sale of common stock and Class A warrants of $3,614,795 for total cash provided by financing activities of $3,639,795.  During the six months ended June 30, 2010, the Company received proceeds from the sale of common stock in the amount of $279,500 for total cash provided by financing activities of $279,500.

From November 21, 2008 (inception) to June 30, 2011, the Company received proceeds from a loan due to a stockholder of $106,700, received related party advances in the amount of $45,000 and received proceeds from sale of common stock and Class A warrants of $4,166,545 for total cash provided by financing activities of $4,318,245.

We presently do not have any available credit, financing or other external sources of liquidity.  In order to obtain capital, we may need to sell additional shares of common stock or borrow funds from private lenders.  However, any downturn in the U.S. stock and debt markets is likely to make it more difficult to obtain financing through the issuance of equity or debt securities.  As a result, there can be no assurance that we will be successful in obtaining additional funding.

Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing.  Further, if we issue additional equity or debt securities, stockholders may experience dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock.

Liquidity and Management’s Plans

As reflected in the accompanying unaudited interim financial statements, the Company has a net loss of $1,723,108 and net cash used in operations of $538,421 for the six months ended June 30, 2011.

The Company does not yet have a sustained history of financial stability. Historically our principal source of liquidity has been the issuance of debt and equity securities.

Management believes that the cash balance on June 30, 2011 of approximately $3.1 million, current level of positive working capital, anticipated cash that will be received from expected future sales in late 2011, and additional funds through the issuance of equity securities will be sufficient to sustain operations for the next twelve months.

However, there can be no assurance that the plans and actions proposed by management will be successful, that the Company will generate anticipated revenues from the sale of its line of mixed martial arts apparel for the retail market, or that unforeseen circumstances will not require us to seek additional funding sources in the future or effectuate plans to conserve liquidity.

Plan of Operations

We are a development stage company in the process of developing a line of apparel for commercial production. Our business plan follows the apparel industry norm of launching two commercial products lines each year including Spring and Fall product lines.

The Company has retained a senior leadership team with extensive experience in the apparel and sporting goods industry.  We lease our product creation and administrative office in Portland, Oregon.

We have contracted with Exit 21 Global Solutions, LLC (Exit 21), a consulting firm controlled by the Company’s Chief Executive Officer and Chief Operating Officer to design, develop and source all of our products to date.  We may extend our current agreement with Exit 21 to provide services for our future needs, or we may retain a different entity to provide such services, or the Company may undertake to perform such services on its own.

A limited quantity of Fall 2011 product, including graphic tee shirts and headwear, has been designed and produced, and is currently available for purchase at the RYU web store, as well as select retail outlets in the third quarter of 2011.

Our Spring 2012 product line has been designed and sales samples have been produced that will be utilized to obtain Spring 2012 orders.  Factory production orders have been placed for delivery to our warehouse and subsequent delivery to retail accounts early in the first quarter of 2012.  We have launched our sell-in process for Spring 2012, but do not currently have confirmed orders from retail accounts for this product.

We anticipate our Fall 2012 product line will expand to include women’s apparel and expanded headwear and bag products.  Design has been completed for these products, and we are currently in the commercialization phase.  We anticipate that these products will be fully commercialized by the end of the fourth quarter of 2011 when we will place factory orders for delivery to our warehouse in late 2nd quarter and early 3rd quarter of 2012.

Summary of Significant Accounting Policies

Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 4 of our unaudited interim financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

We believe the following critical accounting policies and procedures, among others, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Development Stage

The Company's unaudited interim financial statements are presented as those of a development stage enterprise. Activities during the development stage primarily include implementation of the business plan, and obtaining additional debt and/or equity related financing.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the fair value of share-based payments, estimates of the probability and potential magnitude of contingent liabilities and the valuation allowance for deferred tax assets due to continuing operating losses.

Such estimates and assumptions impact, among others, the following: the fair value of share-based payments, estimates of the probability and potential magnitude of contingent liabilities and the valuation allowance for deferred tax assets due to continuing and expected future operating losses.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.  There were no cash equivalents at June 30, 2011 and December 31, 2010, respectively.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. At June 30, 2011 the Company’s cash in bank accounts exceeded the federally insured limits by $2,840,917.  However, Section 343 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 provides temporary unlimited deposit insurance coverage for noninterest-bearing transaction accounts at all FDIC-insured depository institutions through December 31, 2012.  Accordingly, the Company believes it is not exposed to any significant credit risk on cash and short-term investments.

Marketing and Advertising

Marketing and advertising costs are expensed as incurred.  Advertising production costs are expensed in the month the advertising runs.  Media placement costs are expensed in the month during which the advertisement appears. In addition, advertising costs include endorsement expenses. Accounting for endorsement costs is based upon the specific contract provision and are generally expensed ratably over the term of the contract.

Research and Development

The Company expenses research and development costs as incurred. Research and development expenses consist primarily of share based compensation and fees paid to a consultant for the design, development, merchandising, sourcing and production of a clothing line.

Risks and Uncertainties

The Company intends to operate in an industry that is subject to intense competition and change in consumer demand. The Company's operations are subject to significant risk and uncertainties including financial and operational risks including the potential risk of business failure.

Share Based Payments

Generally, all forms of share-based payments, including stock option grants, warrants, restricted stock grants and stock appreciation rights, are measured at their fair value on the awards’ grant date, and based on the estimated number of awards that are ultimately expected to vest. Share-based payment awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable.

Recent Accounting Pronouncements

There are no recent accounting pronouncements that are expected to have an effect on our interim unaudited financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

Directors, Executive Officers and Corporate Governance

Below are the names and certain information regarding our executive officers and directors.

Name	Age	Position

Kristian Andresen	37	Director, Secretary
John Wood	30	Director, President
Emmanuel K. Brown	33	Director, Director of Marketing
Christopher Marten	45	Chief Executive Officer
Erick Siffert	46	Chief Operations Officer
Steve Eklund	64	Chief Financial Officer

The biographies of each of the officer and director are listed below and contain information regarding the person’s service as a director, business experience, public company director positions currently held or held at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director in light of our business and structure.

Kristian Andresen, Secretary and Director since 2009.

In addition to his duties for RYU, Mr. Andresen currently owns and operates Transmission Films, which has been in business since June 2007. Prior to his current venture, Mr. Andresen worked as an Executive Producer and Managing Partner at Circle Productions Limited, where he was responsible for managing all aspects of company business and overseeing marketing.  Mr. Andresen’s current work for Transmission Films does not present a conflict of interest with his role for the Company.

John Wood, President and Director since 2009.

In addition his duties for RYU, John Wood is currently the Director of Customer Development for two nightclubs in Las Vegas, ‘Tryst’ and ‘XS’. Being that Las Vegas is the epicenter of the Mixed Martial Arts (MMA) Universe in North America, Mr. Wood is positioned as one of RYU’s direct contacts with super-stars, fighters, managers, promoters and the UFC organization itself. John’s strategic position in Las Vegas allows RYU to make major marketing in-roads within the Mixed Martial Arts industry. John also holds a black belt in Judo, studies Muay Thai, Jujitsu and continues to train, which places him along side the athletes and super-stars of yesterday, today and tomorrow.  Mr. Wood’s current work for Tryst Nightclub and XS Nightclub do not present a conflict of interest with his role for the Company.

Emmanuel K. Brown, Director of Marketing and Director since 2009.

In addition to his duties for RYU, Mr. Brown is the former Marketing Director for Jordan Brand, a division of Nike, Inc. Here, he drove local, national, and global market executions in order to support brand initiatives throughout the key categories and consumer segmentations development. He also provided in-depth analysis to identify opportunities, gaps, and points of over-distribution for distribution strategy development, ensuring the commercial landscape reflected the overall brand principles and values. His development of sustainable marketing strategies helped to leverage the Jordan brand within specific gender and ethnic markets for all apparel and footwear products. He continued to leverage relationships to enhance the branding of the athletes, products, and communications on a national and international scale by developing campaigns for TV, Print, Digital realms, which impact the brand’s endorsement relations by assisting in the overall key branding direction. He was also instrumental in developing the branding presence for basketball, soccer, and consumer events, including creating strategic plans, and coordinating events, promotions, and tie-ins for the brand of Jordan. His strategic planning creations provided leadership in the completion of research and analytical support related to initiatives and special projects for the strategic planning function for the entire brand. He has worked independently to design and lead research projects related to market trends, consumer profiles, and competitive intelligence, and has also provided direction, ensuring alignment with corporate strategic objectives.  Mr. Brown’s current work for Creative Spark does not present a conflict of interest with his role for the Company.

Christopher Marten, CEO since June 7, 2011.

Mr. Martens is currently, and has been a founder and principal of Exit 21 Consulting LLC since September 2009. Mr. Martens brings a rich history in the sporting apparel industry to RYU.  Prior to Exit 21, Mr. Martens served as General Manager and Merchandise Director at Nike Inc. He also served as the Global Director of Apparel for the 2008 Beijing Olympics Nike, Inc., Divisional Merchandise Manager for Global Nike ACG and Global Nike Outerwear, Nike, Inc. Prior to this, Mr. Martens has 11 years of retail experience at Eastern Mountain Sports.

Christopher Martens is recognized within the industry for successfully capitalizing on new opportunities and reigniting mature businesses with dramatic results. One of his key strengths is his ability to identify global trends. Mr. Martens aims to create product and brand strategies in an effort to maximize profits as well as enhance brand appeal.

Erick Siffert, COO since June 7, 2011.

Mr. Siffert is currently, and has been a founder and principal of Exit 21 Consulting LLC since September 2009.  Prior to this, Mr. Siffert served as Director of Product Operations at lululemon athletica where he devised and implemented protocols and business practices in the areas of sourcing and product development for an internationally recognized company. His vision, dedication, and drive was an integral part of the success story that has become lululemon.

Mr. Siffert also served for over 19 years at Nike Inc. where he developed global sourcing strategies for the Nike Outdoor and Global All Conditions Gear divisions. Under his guidance and by executing his strategies and innovations, he streamlined sources and processes helping Nike Outdoor product realizing some of the greatest results the brand had ever seen in terms of profit, growth, and branding. Mr. Siffert also managed the Nike European Liaison Office and was instrumental in helping open and expand sourcing throughout Europe with great success.

Steve Eklund, CFO since June 17, 2011.

Prior to joining the Company, Mr. Eklund was a principal at Xcel Advisors, LLC, a financial and strategy consulting firm, since 2010. Prior to this, Mr. Eklunds worked for NIKE, Inc. as Chief Financial Officer of NIKE Apparel and Equipment from 2007 to 2009, Chief Financial Officer of NIKE Golf from 2002 to 2007, Chief Financial and Operations Officer of NIKE ACG from 1998 to 2002, and Director of Finance of NIKE Global Apparel from 1996 to 1998.  Mr. Eklund also currently serves as adjunct professor at Concordia University where he teaches a Sports Financing and Sponsorship course. Mr. Eklund received his BA from Minnesota State University Moorhead, and his MBA from University of Minnesota.

Family Relationships

There are no family relationships among our officer and directors.

Directors

Our bylaws authorize no less than one director.  We currently have three Directors on the board.

Board of Director Committees

Currently our Board of Directors does not have an audit, compensation or nomination committee due to financial constraints.  Our Board as a whole fulfills these functions.

Board of Director Independence

While the Company is not subject to any director independence requirements, none of our Directors qualify as independent.

Director Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our board of directors and hold office until the next annual meeting or until removed by the board.

Executive Compensation

The Company did not compensate its officers and directors for the fiscal years ending December 31, 2010 and 2009:

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth certain information regarding beneficial ownership of our common stock as of October 25, 2011.

•	By each person who is known by us to beneficially own more than 5% of our common stock;
•	By each of our officers and directors; and
•	By all of our officers and directors as a group.

The address of each holder is that of the Company.

Name of beneficial owner	Amount of beneficial ownership	Percent of class*

Kristian Andresen, Director and Secretary (1)	2,827,550	7.0%
John Wood, Director and President (2)	2,518,120	6.2%
Emmanuel K. Brown, Director and Director of Marketing	1,250,000	3.1%
Christopher Martens, CEO (3)	1,300,000	3.2%
Erick Siffert, COO (4)	1,300,000	3.2%
Steve Eklund, CFO (5)	450,000	1.1%
All Officers and Directors as a Group (6 persons – Mr. Andresen, Mr. Wood, Mr. Brown, Mr. Martens, Mr. Siffert and Mr. Eklund)	9,645,670 (6)	23.2%

(1) Includes 1,067,000 shares of our common stock held by Transmission Holdings, Inc., an entity for which Kristian Andresen is the control person, and options to purchase 510,550 shares of our common stock.
(2) Includes options to purchase 518,120 shares of our common stock.
(3) Includes 1,000,000 shares of our common stock held by Exit 21 Global Solutions LLC, an entity for which Mr. Martens is half owner, and options to purchase 300,000 shares of our common stock.
(4) Includes 1,000,000 shares of our common stock held by Exit 21 Global Solutions LLC, an entity for which Mr. Siffert is half owner, and options to purchase 300,000 shares of our common stock.
(5) Includes 250,000 shares of our common stock held by XCEL Advisors, an entity for which Mr. Eklund is the control person, and options to purchase 200,000 shares of our common stock.
(6) Includes options to purchase an aggregate of 1,828,670 shares of our common stock.

Certain Relationships and Related Transactions

Exit 21 Global Consulting LLC

On February 1, 2010, the Company entered into a consulting agreement with Exit 21 Global Solutions, LLC, an entity controlled by the Company’s Chief Executive Officer and Chief Operating Officer, to assist the Company in the development of our clothing line. The agreement had both cash and non-cash components for compensation. The agreement was initially for six months. Under the terms of the agreement, total cash compensation due was $314,860, which has been paid in full. In connection with the agreement, the Company also issued 500,000 shares of our common stock.

On May 3, 2010, the parties extended the consulting agreement until May 31, 2011. The extension had both cash and non-cash components for compensation. The total cash compensation was $780,000 to be paid in monthly increments of $65,000 from June 1, 2010 through May 1, 2011. In June 2011, the parties agreed to waive the cash payments for the months of March, April and May 2011, thereby reducing the cash compensation to $585,000, which has been fully paid. In connection with the extension, the Company issued 1,500,000 shares of our common stock.

On June 1, 2011, the parties entered into a new consulting agreement to assist the Company in the continued development and production of our clothing line and to provide us outsourced CEO and COO consulting services. The contract had both cash and non-cash components for compensation. The total cash compensation is $350,000 which is paid in monthly increments of $50,000 from June 1, 2011 through December 31, 2011. In connection with the agreement, on July 1, 2011 the Company issued options to purchase 600,000 shares of our common stock.

Information about us is also available at our website at http://www.respectyouruniverse.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference rooms at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may call the Securities and Exchange Commission at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. This prospectus is part of a registration statement and, as permitted by Securities and Exchange Commission rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. We have agreed to indemnify each of our directors and officers against certain liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been information that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

FINANCIAL STATEMENTS

INDEX

Page(s)

Report of Independent Registered Public Accounting Firm	F1-1

Balance Sheets -	F1-2
As of December 31, 2010 and 2009

Statements of Operations -	F1-3
Years Ended December 31, 2010 and 2009 and from November 21, 2008 (inception) to December 31, 2010

Statements of Stockholders’ Equity (Deficit) -	F1-4
Years Ended December 31, 2010 and 2009 and from November 21, 2008 (inception) to December 31, 2010

Statements of Cash Flows -	F1-5
Years Ended December 31, 2010 and 2009 and from November 21, 2008 (inception) to December 31, 2010

Notes to Financial Statements	F1-6

Balance Sheets -	F2-1
As of June 30, 2011 (unaudited) and December 31, 2010

Statements of Operations -	F2-2
Three and Six Months Ended June 30, 2011 and 2010 and from November 21, 2008 to June 30, 2011 (unaudited)

Statements of Stockholders’ Equity (Deficit) -	F2-3
Six Months Ended June 30, 2011 and from November 21, 2008 (inception) to June 30, 2011 (unaudited)

Statements of Cash Flows -	F2-4
Six Months Ended June 30, 2011 and 2010 and from November 21, 2008 (inception) to June 30, 2011 (unaudited)

Notes to Financial Statements (unaudited)	F2-5

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:
Respect Your Universe, Inc.

We have audited the accompanying balance sheet of Respect Your Universe, Inc. (a development stage company) as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2010 and 2009 and from November 21, 2008 (inception) to December 31, 2010.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Respect Your Universe, Inc. (a development stage company) as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years ended December 31, 2010 and 2009 and from November 21, 2008 (inception) to December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has a net loss of $1,157,218 and net cash used in operations of $489,524 for the year ended December 31, 2010; and has a working capital deficit and stockholders’ deficit of $484,386 at December 31, 2010. The Company is in the development stage. These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plan in regards to these matters is also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Berman & Company, P.A.

Boca Raton, Florida
April 12, 2011

551 NW 77th Street Suite 201 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants

F1-1

Respect Your Universe, Inc.
(A Development Stage Company)
Balance Sheets

	December 31, 2010	December 31, 2009

Assets

Current assets
Cash	$3,308	$63,332
Total current assets	3,308	63,332

Total assets	$3,308	$63,332

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities
Accounts payable	$467,694	$-
Debt	20,000	-
Total current liabilities	487,694	-

Stockholders’ equity (deficit)
Common stock, $0.001 par value, 500,000,000 shares authorized;
23,995,500 and 18,230,500 shares issued and outstanding	23,996	18,231
Additional paid in capital	1,066,054	495,319
Deficit accumulated during the development stage	(1,574,436)	(417,218)
Subscription receivable	-	(33,000)
Total stockholders’ equity (deficit)	(484,386)	63,332

Total liabilities and stockholders' equity (deficit)	$3,308	$63,332

See accompanying notes to financial statements

F1-2

Respect Your Universe, Inc.
(A Development Stage Company)
Statements of Operations

			From November 21, 2008
	Year ended		(inception) to
	December 31, 2010	December 31, 2009	December 31, 2010

Revenue	$-	$1,987	$1,987

Cost of revenue	-	8,421	9,214

Gross loss	-	(6,434)	(7,227)

Operating expenses:
Research and development	1,000,701		1,000,701
General and administrative expenses	156,517	360,953	566,508
Total operating expenses	1,157,218	360,953	1,567,209

Net loss	$(1,157,218)	$(367,387)	$(1,574,436)

Net loss per common share -
basic and diluted	$(0.05)	$(0.05)	$(0.11)

Weighted average number of common
shares outstanding during the period -
basic and diluted	22,052,911	7,723,218	14,439,334

See accompanying notes to financial statements

F1-3

Respect Your Universe, Inc.
(A Development Stage Company)
Statement of Stockholders' Equity (Deficit)
Years Ended December 31, 2010 and December 31, 2009 and from November 21, 2008 (inception) to December 31, 2010

				Deficit
				Accumulated
				During the		Total
	Common Stock, $0.001 Par Value		Additional	Development	Subscription	Stockholders'
	Shares	Amount	Paid in Capital	Stage	Receivable	Equity (Deficit)

Issuance of common stock for cash - founders ($0.001/share)	6,250,000	$6,250	$-	$-	$(6,250)	$-

Net loss - period ended December 31, 2008	-	-	-	(49,831)	-	(49,831)

Balance - December 31, 2008	6,250,000	6,250	-	(49,831)	(6,250)	(49,831)

Receipt of cash on subscription receivable	-	-	-	-	6,250	6,250

Issuance of common stock for cash and subscription receivable ($0.01 and 0.10/share)	7,855,000	7,855	161,145	-	(33,000)	136,000

Issuance of common stock for services ($0.001 and $0.10/share)	3,058,500	3,059	228,541	-	-	231,600

Issuance of common stock in conversion of debt ($0.10/share)	1,067,000	1,067	105,633	-	-	106,700

Net loss - year ended December 31, 2009	-	-	-	(367,387)	-	(367,387)

Balance - December 31, 2009	18,230,500	18,231	495,319	(417,218)	(33,000)	63,332

Receipt of cash on subscription receivable	-	-	-	-	33,000	33,000

Issuance of common stock for cash ($0.10/share)	3,765,000	3,765	372,735	-	-	376,500

Issuance of common stock for services ($0.10/share)	2,000,000	2,000	198,000	-	-	200,000

Net loss - year ended December 31, 2010	-	-	-	(1,157,218)	-	(1,157,218)

Balance, December 31, 2010	23,995,500	$23,996	$1,066,054	$(1,574,436)	$-	$(484,386)

See accompanying notes to financial statements

F1-4

Respect Your Universe, Inc.
(A Development Stage Company)
Statements of Cash Flows

			From November 21, 2008
	Year ended		(inception) to
	December 31, 2010	December 31, 2009	December 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,157,218)	$(367,387)	$(1,574,436)
Adjustments to reconcile net loss to net cash used in operating activities
Stock issued for services	200,000	231,600	431,600
Increase in accounts payable	467,694	-	467,694
Net cash used in operating activities	(489,524)	(135,787)	(675,142)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loan payable - stockholder	-	56,869	106,700
Proceeds from loan payable - related party	20,000	-	20,000
Proceeds from sale of common stock	409,500	142,250	551,750
Net cash provided by financing activities	429,500	199,119	678,450

Net increase (decrease) in cash	(60,024)	63,332	3,308

Cash - beginning of year	63,332	-	-

Cash - end of year	$3,308	$63,332	$3,308

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest	$-	$-	$-
Taxes	$-	$-	$-

Supplemental Disclosure of Non-Cash Financing Activity:
Stock issued in exchange for debt	$-	$-	$106,700

See accompanying notes to financial statements

F1-5

Respect Your Universe, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2010 and 2009

Note 1 Nature of Operations

Nature of Operations

Respect Your Universe, Inc. (“the Company”), was incorporated in the State of Nevada on November 21, 2008. The Company intends to sell mixed martial arts apparel.

Note 2 Summary of Significant Accounting Policies

Development stage

The Company's financial statements are presented as those of a development stage enterprise. Activities during the development stage primarily include implementation of the business plan, and obtaining additional debt and/or equity related financing.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the fair value of share-based payments, estimates of the probability and potential magnitude of contingent liabilities and the valuation allowance for deferred tax assets due to continuing operating losses.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

Cash and cash equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.  There were no cash equivalents at December 31, 2010 and 2009, respectively.

Revenue recognition

The Company records revenue when all of the following have occurred; (1) persuasive evidence of an arrangement exists, (2) product delivery has occurred, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.  Revenue is recognized upon the shipment of apparel. 100% of the revenue for 2009 was earned from one customer.

F1-6

Respect Your Universe, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2010 and 2009

Research and Development

The Company expenses research and development costs as incurred. Research and development expenses consist primarily of share based compensation and fees paid to a consultant for the design, development, merchandising, sourcing and production of a clothing line.

Risks and uncertainties

The Company intends to operate in an industry that is subject to intense competition and change in consumer demand. The Company's operations are subject to significant risk and uncertainties including financial and operational risks including the potential risk of business failure. Also, see Note 3 regarding going concern matters.

Share based payments

Generally, all forms of share-based payments, including stock option grants, warrants, restricted stock grants and stock appreciation rights, are measured at their fair value on the awards’ grant date, and based on the estimated number of awards that are ultimately expected to vest. Share-based payment awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments are recorded as a component of research and development expense.

Income Taxes

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC Topic 740, “Income Taxes,” which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

Accounting guidance now codified as FASB ASC Topic 740-20, “Income Taxes – Intraperiod Tax Allocation,” clarifies the accounting for uncertainties in income taxes recognized in accordance with FASB ASC Topic 740-20 by prescribing guidance for the recognition, de-recognition and measurement in financial statements of income tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns, including a decision whether to file or not to file in a particular jurisdiction. FASB ASC Topic 740-20 requires that any liability created for unrecognized tax benefits is disclosed. The application of FASB ASC Topic 740-20 may also affect the tax bases of assets and liabilities and therefore may change or create deferred tax liabilities or assets. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. At December 31, 2010 and 2009, the Company did not record any liabilities for uncertain tax positions.

F1-7

Respect Your Universe, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2010 and 2009

Earnings (loss) per share

Basic earnings per share (“EPS”) is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted EPS gives effect to all dilutive potential of shares of common stock outstanding during the period including stock options or warrants, using the treasury stock method (by using the average stock price for the period to determine the number of shares assumed to be purchased from the exercise of stock options or warrants), and convertible debt or convertible preferred stock, using the if-converted method. Diluted EPS excludes all dilutive potential of shares of common stock if their effect is anti-dilutive.

The computation of basic and diluted loss per share for the years ended December 31, 2010 and 2009 is equivalent since the Company reported a net loss. The Company also has no common stock equivalents.

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•
Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

F1-8

Respect Your Universe, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2010 and 2009

The Company's financial instruments consisted primarily of cash, accounts payable, and debt. The carrying amounts of the Company's financial instruments generally approximated their fair values as of December 31, 2010 and 2009, respectively, due to the short-term nature of these instruments.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board ("FASB") issued updated guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. This update requires new disclosures on significant transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy (including the reasons for these transfers) and the reasons for any transfers in or out of Level 3. This update also requires a reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. In addition to these new disclosure requirements, this update clarifies certain existing disclosure requirements. For example, this update clarifies that reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities rather than each major category of assets and liabilities. This update also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. This update will become effective for the Company with the interim and annual reporting period beginning January 1, 2010, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will become effective for the Company with the interim and annual reporting period beginning January 1, 2011. The Company will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. Other than requiring additional disclosures, adoption of this update will not have a material effect on the Company's financial statements.

In April 2010, the FASB issued updated guidance that sets forth the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate for research and development arrangements. Specifically, consideration that is contingent upon the completion of a milestone may be recognized in its entirety as revenue in the period that milestone has been achieved if the milestone, in its entirety, meets all of the criteria to be considered substantive at the inception of an arrangement. This guidance is effective prospectively for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010 and applies to research or development deliverables under which the performance obligation is satisfied over a period of time and a portion, or all, of the consideration is contingent upon uncertain future events or circumstances. A reporting entity’s decision to use the milestone method of revenue recognition is a policy election. Since the Company does not currently have contracts that would qualify for the election of the milestone method, the adoption of this guidance will not have a material effect on the Company’s financial statements.

F1-9

Respect Your Universe, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2010 and 2009

In August 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-05, Measuring Liabilities at Fair Value, or ASU 2010-05, which amends ASC 820 to provide clarification of a circumstance in which a quoted price in an active market for an identical liability is not available. A reporting entity is required to measure fair value using one or more of the following methods: 1) a valuation technique that uses a) the quoted price of the identical liability when traded as an asset or b) quoted prices for similar liabilities (or similar liabilities when traded as assets) and/or 2) a valuation technique that is consistent with the principles of ASC 820. ASU 2010-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to adjust to include inputs relating to the existence of transfer restrictions on that liability. The adoption did not have a material impact on our financial statements.

Note 3 Going Concern

As reflected in the accompanying financial statements, the Company has a net loss of $1,157,218 and net cash used in operations of $489,524 for the year ended December 31, 2010; and has a working capital deficit and stockholders’ deficit of $484,386 at December 31, 2010. The Company is in the development stage.

Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its expected future obligations. Management intends to address the going concern issue by funding future operations through the sale of equity capital and by related party or third party debt financing.

The Company anticipates that it will continue to generate significant losses from operations in the near future. The Company believes its current available cash, along with anticipated revenues, may be insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

In response to these problems, management has taken the following actions:

•	seeking additional debt and/or equity financing,
•	continue with development and implementation of the business plan,
•	assess business markets and related opportunities to generate revenues; and
•	allocate sufficient resources to continue advertising and marketing efforts.

These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

F1-10

Respect Your Universe, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2010 and 2009

Note 4 Commitments

On February 1, 2010, the Company entered into a consulting agreement with a third party to assist the Company in the development of a clothing line. The contract had both cash and non-cash components for compensation. The agreement was initially for six months. Under the terms of the agreement, total cash compensation due was $314,860.  At December 31, 2010, $246,921 had been paid.  The remaining $67,939, due on July 31, 2010, is included in accounts payable.

In connection with the agreement, the Company also issued 500,000 shares, having a fair value of $50,000 ($0.10/share), based upon recent cash offerings to third parties.

On May 3, 2010, the parties extended the agreement until May 31, 2011. The amendment has both cash and non-cash components for compensation. The total cash compensation is $780,000 which is to be paid in monthly increments of $65,000 from June 1, 2010 through May 1, 2011. At December 31, 2010, $130,000 had been paid and the past due balance, of $325,000, is included in accounts payable.

In connection with the amendment, the Company issued 1,500,000 shares of common stock having a fair value of $150,000 ($0.10/share), based upon recent cash offerings to third parties.

Note 5 Debt

(A) Loans Payable – Related Party

On August 28, 2010, the Company’s Chief Executive Officer loaned the Company $20,000. The loan is non interest bearing, unsecured and due June 1, 2011.

On March 8, 2011, the Company’s Chief Executive Officer loaned the Company $25,000. The loan is non interest bearing, unsecured and due March 8, 2012.

(B) Loans Payable – Stockholder

In 2008, the Company entered into an agreement with a stockholder that advanced $49,831.  The same stockholder advanced an additional $56,869 during 2009.  These advances were non-interest bearing, unsecured, and due on demand. In November 2009, the stockholder exchanged their outstanding debt, totaling $106,700, for 1,067,000 shares of common stock ($0.10/share).  There was no gain or loss recorded on this debt conversion.

F1-11

Respect Your Universe, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2010 and 2009

Note 6 Stockholders’ Equity (Deficit)

(A) Stock issued for cash

Year Ended December 31, 2008

On November 21, 2008, the Company issued 6,250,000 shares of common stock to its founders, for a subscription receivable of $6,250 ($0.001/share), which was received in 2009.

Year Ended December 31, 2009

The Company issued 7,855,000 shares of common stock for $169,000 ($0.01 and $0.10/share).  Of the total proceeds raised, $33,000 was received in 2010.

Year Ended December 31, 2010

The Company issued 3,765,000 shares of common stock for $376,500 ($0.10/share).

(B) Stock issued for services

Year Ended December 31, 2009

The Company issued 3,058,500 shares of common stock to consultants, in exchange for services rendered, having a fair value of $231,600 ($0.001 and $0.10/share), based upon the fair value of the services rendered.

Note 7 Income Taxes

The Company recognized deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards.  The Company will establish a valuation allowance to reflect the likelihood of realization of deferred tax assets.

The Company has net operating loss carryforwards for tax purposes totaling approximately $1,143,000 at December 31, 2010, expiring through 2030. There is a limitation on the amount of taxable income that can be offset by carryforwards after a change in control (generally greater than a 50% change in ownership).  Temporary differences, which give rise to a net deferred tax asset, are as follows:

F1-12

Respect Your Universe, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2010 and 2009

Significant deferred tax assets at December 31, 2010 and 2009 are approximately as follows:

	2010	2009
Gross deferred tax assets:
Net operating loss carryforwards	$(388,000)	$(63,000)
Total deferred tax assets	388,000	63,000
Less: valuation allowance	(388,000)	(63,000)
Net deferred tax asset recorded	$-	$-

The valuation allowance at December 31, 2009 was approximately $63,000. The net change in valuation allowance during the year ended December 31, 2010 was an increase of approximately $325,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not, that some portion or all of the deferred income tax assets will not be realized.  The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of December 31, 2010 and 2009, respectively.

The actual tax benefit differs from the expected tax benefit for the periods ended December 31, 2010 and 2009, respectively, (computed by applying the U.S. Federal Corporate tax rate of 34% to income before taxes) approximately as follows:

	2010	2009

Expected tax expense (benefit) – Federal	$(393,000)	$(125,000)
Non-deductible stock compensation	68,000	79,000
Change in Valuation Allowance	325,000	46,000
Actual tax expense (benefit)	$-	$-

Note 8 Contingencies

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

F1-13

Respect Your Universe, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2010 and 2009

Note 9 Subsequent Events

In January 2011, the Company issued 300,000 shares of common stock for $30,000 ($0.10/share).

F1-14

Respect Your Universe, Inc.
(A Development Stage Company)
Balance Sheets

	June 30, 2011	December 31, 2010
	(Unaudited)
Assets

Current assets
Cash	$3,087,917	$3,308
Total current assets	3,087,917	3,308

Website development costs - net	16,532	-

Total assets	$3,104,449	$3,308

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities
Accounts payable	$5,940	$61,442
Accounts payable - related party	390,000	406,252
Loans payable - related party	45,000	20,000
Total current liabilities	440,940	487,694

Stockholders’ equity (deficit)
Common stock, $0.001 par value, 500,000,000
shares authorized; 36,741,818 and 23,995,500
shares issued and outstanding	36,742	23,996
Additional paid in capital	6,177,311	1,066,054
Deficit accumulated during the development stage	(3,297,544)	(1,574,436)
Stock subscriptions receivable	(253,000)	-
Total stockholders’ equity (deficit)	2,663,509	(484,386)

Total liabilities and stockholders' equity (deficit)	$3,104,449	$3,308

See accompanying notes to financial statements

F2-1

Respect Your Universe, Inc.
(A Development Stage Company)
Statements of Operations
(Unaudited)

					From November 21, 2008
	Three months ended		Six months ended		(inception) to
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010	June 30, 2011

Revenue	$-	$-	$-	$-	$1,987

Cost of revenue	-	-	-	-	9,214

Gross loss	-	-	-	-	(7,227)

Operating expenses:
Marketing and advertising	213,955	-	213,955	-	282,925
Research and development	-	-	9,912	-	9,912
Research and development - related party	24,000	283,287	154,162	511,736	1,154,863
General and administrative	1,323,557	33,469	1,345,079	55,887	1,842,617
Total operating expenses	1,561,512	316,756	1,723,108	567,623	3,290,317

Net loss	$(1,561,512)	$(316,756)	$(1,723,108)	$(567,623)	$(3,297,544)

Net loss per common share -
basic and diluted	$(0.06)	$(0.01)	$(0.07)	$(0.03)	$(0.20)

Weighted average number of common
shares outstanding during the period -
basic and diluted	27,090,922	21,634,389	25,656,545	19,493,278	16,528,917

See accompanying notes to financial statements

F2-2

Respect Your Universe, Inc.
(A Development Stage Company)
Statement of Stockholders' Equity (Deficit)
Six Months Ended June 30, 2011 and from November 21, 2008 (inception) to June 30, 2011

				Deficit
				Accumulated		Total
				During the	Stock	Stockholders'
	Common Stock, $0.001 Par Value		Additional	Development	Subscriptions	Equity
	Shares	Amount	Paid in Capital	Stage	Receivable	(Deficit)

Issuance of common stock for cash - founders ($0.001/share)	6,250,000	$6,250	$-	$-	$(6,250)	$-

Net loss - period ended December 31, 2008	-	-	-	(49,831)	-	(49,831)

Balance - December 31, 2008	6,250,000	6,250	-	(49,831)	(6,250)	(49,831)

Receipt of cash on subscription receivable	-	-	-	-	6,250	6,250

Issuance of common stock for cash and subscription receivable ($0.001, 0.01 and $0.10/share)	7,855,000	7,855	161,145	-	(33,000)	136,000

Issuance of common stock for services ($0.001 and $0.10/share)	3,058,500	3,059	228,541	-	-	231,600

Issuance of common stock in conversion of debt ($0.10/share)	1,067,000	1,067	105,633	-	-	106,700

Net loss - year ended December 31, 2009	-	-	-	(367,387)	-	(367,387)

Balance - December 31, 2009	18,230,500	18,231	495,319	(417,218)	(33,000)	63,332

Receipt of cash on subscription receivable	-	-	-	-	33,000	33,000

Issuance of common stock for cash pursuant to a private placement ($0.10/share)	3,765,000	3,765	372,735	-	-	376,500

Issuance of common stock for services ($0.10/share)	2,000,000	2,000	198,000	-	-	200,000

Net loss - year ended December 31, 2010	-	-	-	(1,157,218)	-	(1,157,218)

Balance, December 31, 2010	23,995,500	23,996	1,066,054	(1,574,436)	-	(484,386)

Issuance of common stock for cash ($0.10/share)	6,237,000	6,237	617,463	-	-	623,700

Issuance of common stock for services ($0.10/share - $0.60/share)	1,094,167	1,094	118,406	-	-	119,500

Issuance of common stock and Class A warrants for cash ($0.60/share)	5,415,151	5,415	3,238,680	-	(253,000)	2,991,095

Fair value of share based compensation	-	-	1,136,708	-	-	1,136,708

Net loss - six months ended June 30, 2011	-	-	-	(1,723,108)	-	(1,723,108)

Balance, June 30, 2011 (Unaudited)	36,741,818	$36,742	$6,177,311	$(3,297,544)	$(253,000)	$2,663,509

See accompanying notes to financial statements

F2-3

Respect Your Universe, Inc.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

			From November 21, 2008
	Six months ended		(inception) to
	June 30, 2011	June 30, 2010	June 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,723,108)	$(567,623)	$(3,297,544)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization	233	-	233
Stock issued for services	119,500	200,000	551,100
Share based compensation	1,136,708	-	1,136,708
Changes in operating assets and liabilities
Increase (decrease) in accounts payable	(55,502)	37,298	5,940
Increase in accounts payable - related party	16,252	-	390,000
Net cash used in operating activities	(538,421)	(330,325)	(1,213,563)

CASH FLOWS FROM INVESTING ACTIVITIES
Website development costs - net	(16,765)	-	(16,765)
Net cash used in investing activities	(16,765)	-	(16,765)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loan payable - stockholder	-	-	106,700
Proceeds from loan payable - related party	25,000	-	45,000
Proceeds from sale of common stock and Class A warrants	3,614,795	279,500	4,166,545
Net cash provided by financing activities	3,639,795	279,500	4,318,245

Net increase (decrease) in cash	3,084,609	(50,825)	3,087,917

Cash - beginning of period	3,308	63,332	-

Cash - end of period	$3,087,917	$12,507	$3,087,917

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$-	$-	$-
Taxes	$-	$-	$-

Supplemental Disclosure of Non-Cash Financing Activity:
Stock issued in exchange for debt	$-	$-	$106,700
Stock subscriptions receivable	$253,000	$-	$253,000

See accompanying notes to financial statements

F2-4

Respect Your Universe, Inc.
(A Development Stage Company)
Notes to Financial Statements
June 30, 2011
(Unaudited)

Note 1 Nature of Operations

Respect Your Universe, Inc. (“the Company”) was incorporated in the State of Nevada on November 21, 2008.  The Company is developing a line of mixed martial arts apparel for the retail market.

Note 2 Basis of Presentation

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information.

The financial information as of December 31, 2010 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the years ended December 31, 2010 and 2009.  The unaudited interim financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K, which contains the audited financial statements and notes thereto, together with the Plan of Operations for the year ended December 31, 2010.

Certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial reporting.  Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows.  It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation.  The interim results for the six months ended June 30, 2011 are not necessarily indicative of results for the full fiscal year.

Note 3 Liquidity and Management’s Plans

As reflected in the accompanying unaudited interim financial statements, the Company had a net loss of $1,723,108 and net cash used in operations of $538,421 for the six months ended June 30, 2011.

The Company does not yet have a sustained history of financial stability. Historically the principal source of liquidity has been the issuance of debt and equity securities.

F2-5

Respect Your Universe, Inc.
(A Development Stage Company)
Notes to Financial Statements
June 30, 2011
(Unaudited)

Management believes that the cash balance on June 30, 2011 of approximately $3.1 million, current level of positive working capital, anticipated cash that will be received from expected future sales in late 2011, and additional funds through the issuance of equity securities will be sufficient to sustain operations for the next twelve months. However, there can be no assurance that the plans and actions proposed by management will be successful, that the Company will generate anticipated revenues from the sale of its line of mixed martial arts apparel for the retail market, or that unforeseen circumstances will not require us to seek additional funding sources in the future or effectuate plans to conserve liquidity.

Note 4 Summary of Significant Accounting Policies

Development Stage

The Company's unaudited interim financial statements are presented as those of a development stage enterprise. Activities during the development stage primarily include implementation of the business plan, and obtaining additional debt and/or equity related financing.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.

Such estimates and assumptions impact, among others, the following: the fair value of share-based payments, estimates of the probability and potential magnitude of contingent liabilities and the valuation allowance for deferred tax assets due to continuing and expected future operating losses.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.  There were no cash equivalents at June 30, 2011 and December 31, 2010, respectively.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. At June 30, 2011 the Company’s cash in bank accounts exceeded the federally insured limits by $2,840,917.  However, Section 343 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 provides temporary unlimited deposit insurance coverage for noninterest-bearing transaction accounts at all FDIC-insured depository institutions through December 31, 2012.  Accordingly, the Company believes it is not exposed to any significant credit risk on cash and short-term investments.

F2-6

Respect Your Universe, Inc.
(A Development Stage Company)
Notes to Financial Statements
June 30, 2011
(Unaudited)

Website Development Costs

The Company capitalizes the costs associated with the development of its website.  Other costs related to the maintenance of the website are expensed as incurred.  Amortization is provided over the estimated useful life of 3 years using the straight-line method for financial statement purposes.   As of June 30, 2011 and December 31, 2010, the Company‘s website development costs are as follows:

	June 30, 2011 (Unaudited)	December 31, 2010 (Audited)

Website development costs	$16,765	$-
Accumulated amortization	(233)	-
	$16,532	$-

Marketing and Advertising

Marketing and advertising costs are expensed as incurred.  Advertising production costs are expensed in the month the advertising runs.  Media placement costs are expensed in the month during which the advertisement appears. In addition, advertising costs include endorsement expenses. Accounting for endorsement costs is based upon the specific contract provision and are generally expensed ratably over the term of the contract.  The Company recognized marketing and advertising expense of $213,955 and $-0- for the six months ended June 30, 2011 and 2010, respectively.

Research and Development

The Company expenses research and development costs as incurred. Research and development expenses include share based compensation and fees paid to a consultant for the design, development, merchandising, sourcing and production of a clothing line.  Research and development costs for the six months ended June 30, 2011 and 2010 were $164,074 and $511,736, respectively.

Of the total amount expensed, an allocation has been made to a related party classification for amounts incurred with an entity that is controlled by Company officers as presented on the Statements of Operations.

Risks and Uncertainties

The Company intends to operate in an industry that is subject to intense competition and change in consumer demand. The Company's operations are subject to significant risk and uncertainties including financial and operational risks including the potential risk of business failure. Also, see Note 3 regarding liquidity and management’s plan matters.

F2-7

Respect Your Universe, Inc.
(A Development Stage Company)
Notes to Financial Statements
June 30, 2011
(Unaudited)

Share Based Payments

Generally, all forms of share-based payments, including stock option grants, warrants, restricted stock grants and stock appreciation rights, are measured at their fair value on the grant date, and based on the estimated number of awards that are ultimately expected to vest. Share based payment awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable.

Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing net income (loss) by weighted average number of shares of common stock outstanding during each period.  Diluted earnings (loss) per share is computed by dividing net income (loss), adjusted for changes in income or loss that resulted from the assumed conversion of convertible shares, by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period.

The Company had the following potential common stock equivalents at June 30, 2011 and December 31, 2010:

	June 30, 2011 (Unaudited)	December 31, 2010 (Audited)

Stock options, exercise price of $0.69	1,650,000	-
Class A common stock warrants, conversion price of $1.80	5,415,151	-
Total common stock equivalents	7,065,151	-

Since the Company incurred a net loss during 2011 and 2010, the effect of considering any common stock equivalents, if exercisable, would have been anti-dilutive.  A separate computation of diluted earnings (loss) per share is not presented.

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

F2-8

Respect Your Universe, Inc.
(A Development Stage Company)
Notes to Financial Statements
June 30, 2011
(Unaudited)

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•
Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The Company's financial instruments consisted primarily of cash, accounts payable, accounts payable – related party and loans payable - related party. The carrying amounts of the Company's financial instruments generally approximated their fair values as of June 30, 2011 and December 31, 2010, respectively, due to the short-term nature of these instruments.

Reclassifications

Certain prior period amounts have been reclassified to conform with current year presentation. The reclassifications had no effect on the financial condition, operations or cash flows.

Recent Accounting Pronouncements

There are no recent accounting pronouncements that are expected to have an effect on the Company’s financial statements.

Note 5 Commitments – Related Party

On February 1, 2010, the Company entered into a consulting agreement with Exit 21 Global Solutions, LLC, an entity controlled by the Company’s Chief Executive Officer and Chief Operating Officer, to assist the Company in the development of a clothing line. The contract had both cash and non-cash components for compensation. The agreement was initially for six months. Under the terms of the agreement, total cash compensation due was $314,860.  As of June 30, 2011, the contract had been paid in full.

In connection with the agreement, the Company also issued 500,000 shares, having a fair value of $50,000 ($0.10/share), based upon recent cash offerings to third parties.

F2-9

Respect Your Universe, Inc.
(A Development Stage Company)
Notes to Financial Statements
June 30, 2011
(Unaudited)

On May 3, 2010, the parties extended the agreement until May 31, 2011. The amendment has both cash and non-cash components for compensation. The total cash compensation is $780,000 which is to be paid in monthly increments of $65,000 from June 1, 2010 through May 1, 2011. In June 2011, the parties agreed to waive the cash payments for the months of March, April and May 2011, thereby reducing the cash compensation to $585,000. At June 30, 2011, $195,000 had been paid and the past due balance, of $390,000, is included in accounts payable - related party.  In July 2011, an additional $200,000 was paid leaving a balance of 190,000.

In connection with the amendment, during 2010, the Company issued 1,500,000 shares of common stock having a fair value of $150,000 ($0.10/share), based upon recent cash offerings to third parties.

On June 1, 2011, the related party entered into a new consulting agreement to assist the Company in the continued development and production of the clothing line and to provide outsourced CEO and COO consulting services. The contract had both cash and non-cash components for compensation. The total cash compensation is $350,000 which is to be paid in monthly increments of $50,000 from June 1, 2011 through December 31, 2011. At June 30, 2011, the initial monthly payment of $50,000 had been paid.  In July 2011, an additional $50,000 was paid.

In connection with the agreement, on July 1, 2011 the Company issued options to purchase 600,000 shares of common stock, having a fair value of approximately $1,360,000.

The Company applied fair value accounting for all share based payment awards. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes assumptions used is as follows:

Exercise price	$ 2.26
Expected dividends	0%
Expected volatility	236%
Risk fee interest rate	3.22%
Expected life of option	10 years
Expected forfeitures	0%

Vendor Concentration

As of June 30, 2011 and December 31, 2010 this vendor represents 98% and 87% of accounts payable, respectively.

Note 6 Loans Payable

(A)	Loans Payable – Related Party

On August 28, 2010, the Company’s then Chief Executive Officer, who is now a director, loaned the Company $20,000. The loan is non interest bearing, unsecured and due August 15, 2011.

F2-10

Respect Your Universe, Inc.
(A Development Stage Company)
Notes to Financial Statements
June 30, 2011
(Unaudited)

On March 8, 2011, an entity affiliated with the Company’s then Chief Executive Officer, who is now a director, loaned the Company $25,000. The loan is non interest bearing, unsecured and due March 8, 2012.

(B)  Loans Payable – Stockholder

In 2008, the Company entered into an agreement with a stockholder that advanced $49,831.  The same stockholder advanced an additional $56,869 during 2009.  These advances were non-interest bearing, unsecured, and due on demand. In November 2009, the stockholder exchanged their outstanding debt, totaling $106,700, for 1,067,000 shares of common stock ($0.10/share).  There was no gain or loss recorded on this debt conversion.

Note 7 Stockholders’ Equity (Deficit)

(A)  Stock Issued for Cash

Year Ended December 31, 2008

On November 21, 2008, the Company issued 6,250,000 shares of common stock to its founders, for a subscription receivable of $6,250 ($0.001/share), which was received in 2009.

Year Ended December 31, 2009

The Company issued 7,855,000 shares of common stock; 750,000 shares for $750 ($0.001/share), 6,025,000 shares for $60,250 ($0.01/share) and 1,080,000 shares for $108,000 ($0.10/share), for a total of $169,000.  Of the total proceeds raised, $33,000 was received in 2010.

Year Ended December 31, 2010

The Company issued 3,765,000 shares of common stock for $376,500 ($0.10/share).

Six Months Ended June 30, 2011

The Company issued 6,237,000 shares of common stock for $623,700 ($0.10/share).

(B)  Stock Issued for Cash and Warrants – Private Placement dated June 2011

The Company issued 5,415,151 shares for $3,249,098 ($0.60/share), net of direct offering costs in the amount of $5,000.  The Company also issued the holders one stock purchase warrant with a maturity of 2 years. The exercise price is $1.80 and requires a mandatory conversion by the holder if the market price of the common stock reaches $3.60 for at least ten consecutive trading days. The warrants issued entitled the holders to purchase an additional 5,415,151 shares of the Company’s common stock.

At June 30, 2011, $253,000 had been recorded to stock subscriptions receivable which was received in July 2011.

F2-11

Respect Your Universe, Inc.
(A Development Stage Company)
Notes to Financial Statements
June 30, 2011
(Unaudited)

At June 30, 2011 $253,000 had been recorded to stock subscriptions receivable which was received in July 2011.

(C)  Stock Issued for Services

Year Ended December 31, 2009

The Company issued 3,058,500 shares of common stock to consultants, in exchange for services rendered, 750,000 shares having a fair value of $750 ($0.001/share) and 2,308,500 shares having a fair value of $230,850 ($0.10/share), for at total of $231,600, based upon the fair value of the services rendered.

Year Ended December 31, 2010

The Company issued 2,000,000 shares of common stock to consultants, in exchange for services rendered, having a fair value of $200,000 ($0.10/share), based upon the fair value of the services rendered.

Six Months Ended June 30, 2011

The Company issued 1,094,167 shares of common stock to consultants, in exchange for services rendered, 1,060,000 shares having a fair value of $106,000 ($0.10/share), 20,000 shares having a fair value of $5,000 ($0.25/share) and 14,167 shares having a fair value of $8,500 ($0.60/share), for a total of $119,500, based upon the fair value of the services rendered.

(D)  Stock Options

On June 10, 2011, the Company adopted the 2011 Incentive Award Plan (“the Plan”). The total number of shares of stock which may be granted directly by options, stock awards or restricted stock purchase offers, shall not exceed 5,000,000. The Plan indicates that the exercise price of an award is equivalent to the market value of the Company’s common stock on the grant date.

On June 10, 2011, the Company’s board of directors authorized the issuance of 1,800,000 stock options, having a fair value of $1,239,456, which vest over a 2 year term.  These options expire between June 10, 2016 and June 10, 2021.

F2-12

Respect Your Universe, Inc.
(A Development Stage Company)
Notes to Financial Statements
June 30, 2011
(Unaudited)

The Company applied fair value accounting for all share based payment awards. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes assumptions used in the period ended June 30, 2011 is as follows:

Exercise price	$0.69
Expected dividends	0%
Expected volatility	236%
Risk fee interest rate	2.99%
Expected life of option	5 - 10 years
Expected forfeitures	0%

 The following is a summary of the Company’s stock option activity:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance – December 31, 2010	-
Granted	1,800,000	$0.69
Exercised	(-)	$0.69
Forfeited	(-)	$-
Balance – June 30, 2011 – outstanding	1,800,000	$0.69	9.90 years	$2,646,000
Balance – June 30, 2011 – exercisable	1,800,000	$0.69	9.90 years	$2,646,000

Grant date fair value of options granted – 2011		$1,239,456
Weighted average grant date fair value – 2011		$0.69

Outstanding options held by related parties – 2011	600,000
Exercisable options held by related parties – 2011	600,000
Fair value of stock options granted to related parties – 2011	$414,232

F2-13

Respect Your Universe, Inc.
(A Development Stage Company)
Notes to Financial Statements
June 30, 2011
(Unaudited)

(D)  Warrants

The following is a summary of the Company’s warrant activity:

	Warrants	Weighted Average Exercise Price

Outstanding – December 31, 2010	-	$-
Exercisable – December 31, 2010	-	$-
Granted	-	$-
Exercised	-	$-
Forfeited/Cancelled	-	$-
Outstanding – June 30, 2011	5,415,151	$1.80
Exercisable – June 30, 2011	5,415,151	$1.80

Warrants Outstanding				Warrants Exercisable
Range of exercise price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.80	5,415,151	1.98 years	$1.80	5,415,151	$1.80

At June 30, 2011 and December 31, 2010, the total intrinsic value of warrants outstanding and exercisable was $1,949,454 and $0, respectively.

F2-14

Respect Your Universe, Inc.
(A Development Stage Company)
Notes to Financial Statements
June 30, 2011
(Unaudited)

Note 8 Contingencies

The Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business.  The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

Note 9 Subsequent Events

(A)  Stock Options

On July 1, 2011, the Company issued options to purchase 50,000 shares of common stock with an exercise price of $2.26 per share in connection with a consulting agreement.  The fair market value of the options on the date of grant is approximately $113,000.

On July 1, 2011, the Company issued options to three officers to purchase 300,000 shares of common stock with an exercise price of $2.26 per share as share based officers compensation. The fair market value of the options on the date of grant is approximately $678,000.

The 350,000 options issued on July 1, 2011 vest ratably over 4 year.  In addition to the above, the Chief Financial Officer will be granted an additional 100,000 options on October 1, 2011.

F2-15

Respect Your Universe, Inc.
(A Development Stage Company)
Notes to Financial Statements
June 30, 2011
(Unaudited)

The Company applied fair value accounting for all share based payment awards. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes assumptions used is as follows:

Exercise price	$2.26
Expected dividends	0%
Expected volatility	236%
Risk fee interest rate	3.22%
Expected life of option	10 years
Expected forfeitures	0%

(B)  Stock Issued for Cash

In July 2011, the Company issued 11,000 shares of common stock for $14,300 ($1.30/share) pursuant to a private placement.

(C)  Commitments

In July 2011, the Company entered into one year employment agreements with its Chief Financial Officer and Vice President of Sales for annual salaries of $150,000, respectively.

F2-16

RESPECT YOUR UNIVERSE, INC.

13,101,218 shares of Common Stock

________________________

PROSPECTUS

 ________________________

The date of this prospectus is November 14, 2011